Exhibit 23(j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A ("Registration Statement") of our report dated April 19, 2001, relating to the financial statements and financial highlights which appears in the February 28, 2001 Annual Report to Shareholders of Kelmoore Strategy(R) Fund, Kelmoore Strategy(R) Eagle Fund and Kelmoore Strategy(R) Liberty Fund (constituting Kelmoore Strategic(R) Trust), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
San Francisco, California
June 26, 2001